Exhibit 10.3.5

PERSONAL EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is made and entered into this 28 day of May, 2008, by and between Gamida Cell Ltd. of 5 Nahum Hafzadi Street, Jerusalem Israel (Registration No.: 51-260120-4) (the “Company”), and David Snyder (Israeli I.D. No. 015609803 : ) (the “Employee”).

WHEREAS The Company wishes to employ the Employee, and the Employee agrees to be employed by the Company; and

WHEREAS The parties wish to regulate their relationship in accordance with the terms and conditions set forth in this employment agreement.

NOW, THEREFOR, the parties do hereby mutually agree as follows:

Employment

1.	The Company hereby employs the Employee and Employee hereby agrees to be employed by the Company on the terms and conditions contained in this Agreement.

Employee’s Duties

2.
Employee shall be employed as a VP Clinical Development and in such position shall be responsible for Company’s activities in relation to the clinical development of Company’s products. Employee shall report directly to the CEO of the company.

3.
During Employee’s employment with the Company, Employee’s primary responsibilities shall be to supervise and execute the clinical trials and clinical development activities of the Company, to ensure that the purpose, strategies and objectives of the Company in relation to said activities, will be diligently pursued, and to serve in such offices or capacities of the Company (and/or any subsidiary of the Company) and provide such other services as the Company’s Chief Executive Officer (the “CEO”) shall request. During the term of this Agreement, Employee shall perform and discharge well and faithfully all duties that may be assigned to him by the Company from time to time in accordance with this Agreement.

4.
Employee shall be required to devote his entire work time, energy, talent, working knowledge, experience, and best efforts to the business and affairs of the Company and to the performance of his duties hereunder. Accordingly, Employee shall not assume any additional employment obligations unrelated to the Company (and/or any subsidiary of the Company) and shall not be retained as a consultant or advisor or contractor (whether or not compensated therefor) to any other business without the prior written consent of the CEO.

5.
It is hereby acknowledged and agreed that the position of the Employee in the Company is a senior one, requiring a special degree of trust, and accordingly, the provisions of The Work and Rest Hours Law, 1951 and the regulations promulgated thereunder, relating to separate and/or additional payments in respect of additional hours or for working on the weekend or on national holidays, shall not apply to this Agreement. Employee acknowledges and agrees that the compensation provided for in Paragraph 6 of this Agreement includes a proper and just reward for the requirements of Employee’s position and his obligation to work at irregular hours of the day. Accordingly, Employee shall not be entitled to any additional bonus or other payment for extra hours of work other than as provided herein.

Compensation

6.	Employee’s monthly gross salary shall be forty five thousand New Israeli Shekels (NIS 45,000) (hereinafter the “Salary).

7.	The Salary shall be payable by no later than the ninth (9th) day of the calendar month following the calendar month of employment to which the payment relates.

8.
Israeli income tax and other applicable withholdings with respect to the Salary, shall be deducted from the Salary or all other payments to the Employee which are subject to withholding. The Salary and/or any adjustments thereto may be payable by the Company or by a parent company or a subsidiary or another affiliate of the Company, in the Company’s discretion.

9.
In addition to the Salary, Employee shall be entitled to all employee benefits which are mandatory under applicable Israeli law. Currently, such benefits (and other non-mandatory benefits) to which the Employee shall be entitled are as follows:

9.1	9.1.1
The Company shall contribute up to an additional up to 15.83% of the Salary which will be allocated as follows: 8.33% towards severance pay, 5% towards pension insurance and up to 2.5% towards disability insurance. Such contributions shall be made as part of a plan acceptable to both the Company and the Employee or as premiums on a manager’s insurance policy. The Employee shall contribute an additional amount equal to 5% of the Salary to such plans or managers’ insurance policy. The sums contributed by the Employee shall be deducted from his Salary at source.

9.1.2
Upon the termination of the Employee’s employment, the Company shall release to the Employee amounts then contained in such plans or the policies (including the Company’s contributions), except that in the event of Termination for Cause (as hereinafter defined) those portions of such plans and policies constituting the Company’s contributions, including those contributions towards severance pay, shall not be released to the Employee, and in the event of termination due to a material breach by the Employee of any provision of this Agreement not constituting a Termination for Cause, the Company’s contributions towards pension insurance shall not be released to the Employee. As used in this Agreement, the term “Termination for Cause” shall mean termination of employment as a result of the occurrence of any one of the following: (i) the Employee is found guilty of a dishonorable criminal offense; (ii) the Employee is in breach of his duties of trust or loyalty to the Company; (iii) the Employee deliberately causes harm to the Company’s business affairs; or (iv) the Employee materially breaches the confidentiality and/or non-competition and/or non-solicitation provisions of this Agreement.

	9.1.3.	The Employee shall be responsible for any tax imposed on his in connection with the above plans or insurance policies and/or in connection with the Company’s contributions thereto.

9.2
The Company shall contribute an additional 7.5% of the Salary towards a study fund (Keren Hishtalmut). The Employee shall contribute an additional 2.5% towards such a fund. The Employee shall be responsible for any tax imposed on his in connection with the above plan and/or in connection with the Company’s contributions thereto.

9.3
The Employee shall be entitled to annual recreation pay (Dmey Havra-ah) in an amount to be determined in accordance with Israeli regulations in effect from time to time in relation to such recreation pay.

Car Expenses

10.
The Company shall make available to the Employee a company car up to “class 5” to be used by the Employee, of a make and model to be determined at the Company’s discretion, and as required for carrying out his duties hereunder. The Company shall bear all costs related to the use of the automobile including costs of maintenance and insurance. The company shall bear tax imposed as a result of the use of such automobile for the amount of up to 3000 NIS per month. The Employee shall be responsible for any fines resulting from traffic violations.

Vacation

11.
The Employee shall be entitled to paid annual leave of 20 (twenty) working days with respect to and during each 12 (twelve) month period of his employment hereunder, such leave to be taken with adequate regard for the needs of the Company and in agreement with the CEO. In the event that the Employee is unable to use all of his vacation leave during any particular year, then any unused vacation days from such year shall be accruable for one additional year only, after which the right to use them shall be lost.

Phone & Laptop

12.	The Company shall provide the Employee with, and pay for the use of, a cellular phone (the “Cellular Phone”) for Employee’s use in the course of performing his obligations under his Position.
Employee shall bear all (if any) taxes applicable to him in connection with the Cellular Phone and/or the use thereof.

Upon termination of his employment under this Agreement, Employee shall return the Cellular Phone to Company at its principal office. The Employee shall have no rights of lien with respect to the Cellular Phone.

The company will provide the Employee with a Company laptop for his use during his employment with the company.

Expenses

13.	The Company shall pay or reimburse the Employee for all reasonable expenses incurred by the Employee in discharge of his responsibilities hereunder, in Israel. In addition, and without limitation to the above, Company shall reimburse Employee, or pay, for those of Employee’s international travel expenses as have been previously approved by the CEO, including airline tickets, hotel accommodations and other travel-related expenses. Any reimbursement of expenses under this Section shall be conditioned upon receipt by Company of copies of all invoices, receipts and other evidence of expenditures as may be required by Company policy from time to time.

Sick Leave

14.
The Employee shall be entitled to sick leave in every calendar year during the continuance of this Agreement in accordance with Company policy and the legal requirements set forth in the Sickness Pay Law - 1976.

Stock Options

15.
The Employee shall be eligible to participate in the Company’s share option plan or plans effective during the term of the Employee’s employment with the Company. The grant of stock options under any such share option plan, the timing thereof and the amount of options granted shall be at the sole discretion of the Board.

Proprietary Information and Confidentiality
17.
17.1
The Employee is aware that, in the course of employment under this Agreement, he may have access to, and be entrusted with, information in respect of the business and financing of the Company and its dealings, transactions and affairs, and likewise in relation to its affiliates, customers and suppliers, all of which information may be confidential. The Employee also acknowledges and agrees that the Company possesses and will continue to possess, acquire and develop information and technology that has been created, discovered or developed, or has otherwise become known to the Company, which information has commercial value in the business in which the Company is engaged. All of the above information, whether documentary, written, oral or computer generated, shall be deemed to be and referred to as “Proprietary Information”, which by way of illustration, but not limitation, includes trade secrets, processes, formulae, data and know-how, improvements, inventions, techniques, products and/or technologies (actual or planned), marketing plans, strategies, forecasts and customer lists. Proprietary Information shall not include any of the foregoing which the Employee can establish by written records was known to him prior to the date of disclosure by the Company or is at the date of the Agreement or in the future becomes public knowledge as evidenced by published or generally available materials, other than by breach of this section. The foregoing obligations of confidentiality shall not apply to information required by law to be disclosed by Employee, provided that the Employee notifies the Company of such requirement as soon as practicable and prior to any anticipated disclosure.

17.2
The Employee agrees and declares that all Proprietary Information, patent applications, patents, copy rights and other intellectual property rights in connection therewith shall be the sole property of the Company and its assigns.

At all times, both during his employment by the Company and thereafter, the Employee will keep in confidence and trust all Proprietary Information and will not use or disclose any Proprietary Information without the written consent of the Company except as may be necessary in the ordinary course of performing the Employee’s duties hereunder, and except and to the extent as may be required under any applicable law, regulation, judicial decision or determination of any governmental authority.

Without derogating from the generality of the above, the Employee agrees as follows:

That he will not copy, transmit, reproduce, summarize, quote or make any commercial or other use whatsoever of the Proprietary Information without the prior written consent of the Company except as may be necessary in the performance of his duties for the Company;

To exercise the highest degree of care in safeguarding the Proprietary Information against loss, theft or other inadvertent disclosure and generally to take all reasonable steps necessary to ensure maintenance of confidentiality;

Upon termination of his employment, or as otherwise requested by the Company, to deliver promptly to the Company all of the Proprietary Information in whatever form, that may be in his possession or under his control and that he shall not retain or make copies thereof in whatever form.

The provisions of this Section 14 shall survive the termination of this Agreement.

Non-Competition and Non-Solicitation
18.
18.1
The Employee hereby covenants with the Company that throughout the term of his employment hereunder, and thereafter during the period of twelve (12) months following the effective date of termination of his employment howsoever arising, he will not, without the prior written consent of the Chief Executive Officer, engage in any capacity whatsoever, whether independently or as an employee, consultant or otherwise, directly or indirectly, through any corporate body or with or through others, in any activity competing directly with the activities of the Company and its affiliates, as the same shall exist from time to time during his employment and thereafter as shall exist at the effective date of termination of his employment hereunder.

18.2
The Employee hereby further covenants with the Company that he will not at any time during the continuance of this Agreement and for a period of twenty-four (24) months following the effective date of termination hereof, whether on his own account or for others, in any way solicit, interfere with or endeavor to entice away from the Company or any of its affiliates any person, firm or company with whom the Company or any of its affiliates shall have any contractual or commercial relationship as a licenser, joint venture, supplier, customer, distributor, agent or other contractor of whatsoever nature existing or under negotiation on or before the effective date of termination of the Employee’s employment hereunder.

The provisions of this Section 18 shall survive termination of this Agreement.

Warranties and Representations
19.
19.1
The Employee represents and warrants that as of the Commencement Date of Employment, defined hereinafter, he will be free to be employed by the Company upon the terms contained in this Agreement and that, subject to the execution hereof, there are no employment contracts, consulting contracts or restrictive covenants preventing full performance of his duties hereunder,

19.2
The Employee represents and warrants that he will not use during the course of his employment with the Company any trade secrets or proprietary information in such a manner that may breach any confidentiality or other obligation the Employee may have with any former employer(s).

Inventions

20.
The Employee agrees to promptly and from time to time fully inform and disclose to the Company all inventions, designs, improvements and discoveries which he now has or may thereafter have during the term of his employment which pertain to or relate to the business of the Company or to any experimental work carried on by the Company, whether conceived by the Employee alone or with others and whether or not conceived during regular working hours (the “Inventions”). All Inventions shall be the exclusive property of the Company and the Employee shall not be entitled to any further compensation or reward in connection therewith other than as specifically set forth in this Agreement. The Employee shall assist the Company to obtain patents on all Inventions deemed patentable by the Company and shall, before or after termination of this Agreement, execute all documents and do all things necessary to vest the Company with full and exclusive title thereto and to protect same against Infringement from others. This provision shall apply with equal force and effect to all items that may be subject to copyright or trademark protection.

Term and Termination

21.
Employee’s employment with the Company shall commence on September 1, 2008 (the “Commencement Date of Employment”). Each party may at any time give the other party a written notice that this Agreement is terminated. Such notice may be given for no Cause and must be given to the other party at least three (3) months prior to the effective date of termination (hereinafter the “Notice Period”).

22.
The Company may, at any time, give the Employee notice that his employment is terminated effective immediately or upon shorter notice than the Notice Period, provided that the Company pay the Employee his Salary and other benefits to which he is entitled by law (less any amounts the Company may offset therefrom) for the entire Notice Period or part thereof, as the case may be.

23.
The provisions of Sections 21 and 22 above not withstanding, the Company, by service of written notice upon the Employee, shall be entitled to terminate his employment hereunder with immediate effect where said termination is a Termination for Cause or where the Employee has materially breached any provision of this Agreement.

24.
In case of termination, due to any reason whatsoever, other than Termination for Cause or termination due to a material breach by the Employee of the Agreement not constituting Termination for Cause, as to which the provisions of subsection 9.1.2 shall apply, the Employee shall be entitled to the amounts accumulated in his managers’ insurance policy and study fund as provided in Sections 9.1 and 9.2 above. Payments by the Company under this Section 24 shall be in lieu of its statutory obligation to pay severance pay, if required, under Section 14 of the Severance Pay Law 5723-1963.

General Provisions

25.
The parties acknowledge that no adequate remedy at law exists in which to enforce the terms and conditions of this Agreement. Therefore, in the event the Employee breaches the confidentiality, non-compete or assignment of inventions provisions of this Agreement, the Company shall be entitled to injunctive relief (including the issuance of a mandatory injunction) prohibiting the continuing breaches of the Agreement or ordering the Employee to assign the Inventions.

26.
The Company’s failure or delay in enforcing any of the provisions of this Agreement shall not in any way be construed as a waiver of any such provisions, or prevent the Company thereafter from enforcing each and every other provision of this Agreement which were previously not enforced.

27.
Any notice to be given to the Company under this Agreement shall be addressed to the CEO at the offices of the Company. Any notice to the Employee shall be addressed to his home address at P.O. Box 128 Bnei Dror 45815.  Either party may designate a different address by notice in writing to the other party pursuant to this Section. Each notice and/or demand given by one party to the other pursuant to this Agreement shall be in writing and shall be either delivered by hand or sent by registered mail to the other party at the address stated in this Section or as otherwise notified pursuant to this Section, and such notice and/or demand shall be deemed given at the expiration of seventy two (72) hours from the date of mailing by registered mail in Israel or immediately if delivered by hand.

28.
This Agreement shall be interpreted and construed in accordance with the laws of the State of Israel. The parties submit to the exclusive jurisdiction of the competent courts of Jerusalem in any dispute related to this Agreement.

29.	Captions and paragraph headings used in this Agreement are for convenience only and shall not be used in the construction or interpretation thereof.

30.
This Agreement supersedes all prior agreements and understandings between the parties as to its subject matter and is intended, to the extent allowed under the Israeli law, to override any statutory provisions related to the employment of the Employee by the Company.

31.	This Agreement shall not be amended, modified or varied by any oral agreement or representation other than by a written instrument executed by both parties or their duly authorized representatives.

32.
The provisions of this Agreement shall, where possible, be interpreted in a manner necessary to sustain their legality and enforceability. Without derogating from the foregoing, in the event that any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect due to the fact that it is overbroad or insufficiently limited in time, the parties hereby authorize, to the maximum extent legally permissible, the tribunal interpreting such provision(s) to replace the invalid, illegal or unenforceable provision(s) with valid provision(s) the effect of which come as close as possible to that of the invalid, illegal or unenforceable provision(s). The validity, legality and enforceability of the remaining provisions contained herein shall in no way be affected or impaired as a result of any provision contained in this Agreement being held invalid, illegal or unenforceable in any respect.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the day and year set forth above.

GAMIDA CELL LTD.

By:
Name:	David Snyder
Title: CEO